Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (to be filed on May 22, 2026) on Form S-3 with the U.S. Securities and Exchange Commission of Ather Holdings, Inc and its subsidiaries (the “Company”) of our report dated on December 17, 2025, relating to our audits of the consolidated financial statements as of September 30, 2025 and 2024, and for each of the two years in the two-year period ended September 30, 2025, which appears in the Company’s Annual Report on Form 10-K for the year ended September 30, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

May 22, 2026

999 18th Street, Suite 3000, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us